Exhibit 99.2

Ford Motor Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
As of December 31, 2002 and 2001
(in millions)

	2002	2001

	(unaudited)	(unaudited)

ASSETS
Automotive
Cash and cash equivalents	$5,180	$4,064
Marketable securities	17,464	10,949

Total cash and marketable securities	22,644	15,013
Receivables, net	2,065	2,181
Inventories	6,980	6,127
Deferred income taxes	3,462	2,595
Other current assets	4,551	6,153
Current receivable from Financial Services	1,062	938

Total current assets	40,764	33,007
Equity in net assets of affiliated companies	2,470	2,450
Net property	36,364	33,022
Deferred income taxes	11,694	5,981
Goodwill	4,805	5,213
Other intangible assets	812	1,125
Other assets	10,783	7,153
Assets of discontinued and held-for-sale operations	98	368

Total Automotive assets	107,790	88,319
Financial Services
Cash and cash equivalents	$7,070	$3,133
Investments in securities	807	628
Finance receivables, net	96,910	110,190
Net investment in operating leases	40,055	45,388
Retained interest in sold receivables	17,618	12,548
Goodwill	752	1,042
Other intangible assets	248	223
Other assets	16,763	9,224
Assets of discontinued and held-for-sale operations	2,406	2,136
Receivable from Automotive	4,803	3,712

Total Financial Services assets	187,432	188,224

Total assets	$295,222	$276,543

LIABILITIES AND STOCKHOLDERS’ EQUITY
Automotive
Trade payables	$14,606	$15,620
Other payables	2,485	4,224
Accrued liabilities	27,557	24,258
Debt payable within one year	557	302

Total current liabilities	45,205	44,404
Long-term debt	13,607	13,467
Other liabilities	46,886	30,873
Deferred income taxes	303	362
Liabilities of discontinued and held-for-sale operations	225	162
Payable to Financial Services	4,803	3,712

Total Automotive liabilities	111,029	92,980
Financial Services
Payables	2,724	1,484
Debt	148,058	153,034
Deferred income taxes	11,644	9,686
Other liabilities and deferred income	8,614	9,165
Liabilities of discontinued and held for sale operations	831	798
Payable to Automotive	1,062	938

Total Financial Services liabilities	172,933	175,105
Company-obligated mandatorily redeemable preferred securities of a subsidiary trusts holding solely junior subordinated debentures of the Company	5,670	672
Stockholders’ equity
Capital stock
Preferred Stock, par value $1.00 per share (aggregate liquidation preference of $177 million)	*	*
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,420	6,001
Accumulated other comprehensive income/(loss)	(6,531)	(5,913)
Treasury stock	(1,977)	(2,823)
Earnings retained for use in business	8,659	10,502

Total stockholders’ equity	5,590	7,786

Total liabilities and stockholders’ equity	$295,222	$276,543

*	Less than $1 million